Exhibit 3.2

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “PENN VIRGINIA GP HOLDINGS, L.P.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JUNE, A.D. 2006, AT 12:20 O’CLOCK P.M.

/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 4839824
4174868 8100
060587061	DATE: 06-20-06

State of Delaware Secretary of State Division of Corporations Delivered 02:36 PM 06/19/2006 FILED 12:20 PM 06/19/2006 SRV 060587061 - 4174868 FILE

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Penn Virginia GP Holdings, L.P.

SECOND: Article 3 of the Certificate of Limited Partnership shall be amended as follows: The Name of the General Partner is Penn Virginia Resource GP Corp.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 19 day of June, A.D. 2006.

Penn Virginia Resource GP Corp.

By:	/s/ Jean M. Whitehead
General Partner(s)

Name:	Jean M. Whithead, Assistant Secretary
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